Exhibit 99.1

LONE TREE, Colo., July 6, 2017 /PRNewswire/ -- Zynex (ZYXI), an innovative medical technology company specializing in the manufacture and sale of non-invasive medical devices for pain management, stroke rehabilitation, neurodiagnostic equipment, cardiac and blood volume monitoring, announces today that it has paid off the entire remaining loan balance to Triumph Healthcare Finance.

Thomas Sandgaard, CEO commented: "We owed Triumph $2.2 million at the end of the first quarter and improvements in our billing and collection efforts have enabled us to pay off the loan balance entirely during the second quarter. This is a huge win for the company, as we defaulted on this agreement in 2014 and have been in a forbearance agreement since then which has been a huge constraint on our operating flexibility. All of the funds used to pay off the loan were a result of cash generated from the operations of the company. Our orders were up 7% in the second quarter compared to the first quarter. As a result of the improved operating performance, we now estimate our second quarter results will exceed our previous estimate. We are in the process of closing our second quarter books and will provide as update as soon as the results are available."

About Zynex

Zynex, founded in 1996, markets and sells its own design of electrotherapy medical devices used for pain management and rehabilitation; and the company's proprietary NeuroMove device designed to help recovery of stroke and spinal cord injury patients. Zynex is also developing a new blood volume monitor for use in hospitals and surgery centers. For additional information, please visit: Zynex.com.

Safe Harbor Statement

Certain statements in this release are "forward-looking" and as such are subject to numerous risks and uncertainties. Actual results may vary significantly from the results expressed or implied in such statements. Factors that could cause actual results to materially differ from forward-looking statements include, but are not limited to, the need to obtain additional capital or augment our liquidity in order to continue our business, the success of our international expansion efforts, our ability to engage additional sales representatives and their success, the need to obtain FDA clearance and CE marking of new products, the acceptance of new products as well as existing products by doctors and hospitals, larger competitors with greater financial resources, the need to keep pace with technological changes, our dependence on the reimbursement from insurance companies for products sold or rented to our customers, acceptance of our products by health insurance providers, our dependence on third party manufacturers to produce our goods on time and to our specifications, implementation of our sales strategy including a strong direct sales force, the uncertain outcome of pending material litigation, our ability to up-list to a larger exchange and other risks described in our filings with the Securities and Exchange Commission including the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2016 as well as Forms 10-Q, 8-K and 8-K/A, press releases and the Company's website.

Contact: Zynex, Inc. (303) 703-4906